                                                                   EXHIBIT 10.20


Houlihan Lokey Howard & Zukin, Inc.
1930 Century Park West
Los Angeles, CA  90067
310-553-8871


June 17, 1995


Mr. Jeffrey Busse
Chief Financial Officer
YES Clothing Co.
1380 West Washington Boulevard
Los Angeles, CA  90007

Dear Mr. Busse:

       This letter, when properly signed, will constitute a retainer agreement ("Agreement" hereinafter) between Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey" hereinafter) and YES Clothing Co. ("YES" or the "Company" hereinafter) upon the terms and conditions set forth below.

       1.   Background.  We understand that the Company has entered into an
            ----------
agreement with its largest shareholder, Georges Marciano ("Marciano"), whereby Marciano has agreed to:

       a) become Chief Executive Officer ("CEO") and Chairman of the Board ("CoB") of the Company;
       b)   provide additional capital for the Company; and
       c)   license to YES certain trademarks controlled by Marciano affiliates.

With respect to Marciano becoming Chief Executive Officer and Chairman of the Board, we understand that Marciano will receive:

       a)   $1 per year in salary; and

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -2-


       b) options to acquire 500,000 shares of the Company's common stock per year at $1.25 per share, vesting monthly during continued employment for up to four additional years, (the "Executive Options").

With respect to Marciano providing additional capital to the Company, we understand that Marciano agreed to:

       a) contribute $3,300,000 in new capital in exchange for 2,640,000 shares of YES' common stock; and
       b) convert approximately $700,000 owed by the Company to Marciano into additional shares of YES' common stock valued at $1.25 per share.

With respect to Marciano licensing to YES certain trademarks controlled by Marciano affiliates, we understand that the Company has entered into five year trademark license agreement for Marciano's "GM Surf" and "Misfits" lines of clothing at royalties of 7 percent of gross sales, plus an additional 2 percent for advertising.

Marciano becoming CEO and CoB of YES, Marciano providing additional capital to YES, and Marciano entering into licensing agreements with YES is collectively referred to herein as the "Restructuring". In connection with the Restructuring, we understand that the Company has granted Marciano a two year option to acquire an additional 2,000,000 shares of YES' common stock at $1.25 per share, (the "Additional Options").

Finally, we understand that the Company is publicly traded on the NASD National Market System (the "NASD NMS"), and has received a notice of potential delisting from the NASD NMS because its net worth has fallen below minimum listing standards. However, we understand that the capital infusion associated with the Restructuring may provide YES with sufficient capital to avoid such action by the NASD NMS. Moreover, we understand that Moss-Adams, the Company's outside auditors, has indicated that it would issue a qualified opinion for the Company's fiscal year ended March 31, 1995 without the completion of at least a portion of the Restructuring. The Restructuring and the Company's granting of the Additional Options are collectively referred to herein as the Transaction.

       2.   Opinion.  We understand that the Company's Board of Directors
            -------
("Board") has requested that Houlihan Lokey render an opinion (the "Opinion") as to:

       a) whether the fair market value of the Company's common stock prior to and without giving effect to the Transaction is not more than $1.25 per share; and
       b) the fairness of the Transaction to the Company from a financial point of view.

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -3-


The Opinion will be delivered in writing at the request of the Board. The Opinion shall not address the Company's underlying business decision to effect the Transaction, nor have we been engaged to initiate any discussions with third parties with respect to a possible acquisition of the Company.

       It is contemplated that the Opinion will include, in addition to any other matters that Houlihan Lokey in its sole discretion deems appropriate, a description of the principal materials that Houlihan Lokey has reviewed and upon which Houlihan Lokey is relying, and the principal assumptions and qualifications upon which Houlihan Lokey has relied. The Opinion will be signed and delivered as contemplated below. Houlihan Lokey shall be responsible only for conclusions or opinions set forth in its written Opinion, subject to the limitations set forth herein. We understand that shareholder approval will be sought for the Executive Options and the Additional Options and that the Opinion will be used in connection with seeking such shareholder approval.

       Houlihan Lokey consents to a description of and the inclusion of the text of its written Opinion in any filing required to be made by the Company with the Securities and Exchange Commission and the National Association of Securities Dealers in connection with the Transaction and in materials delivered to the Company's stockholders that are a part of such filings, provided that any such description or inclusion shall be subject to Houlihan Lokey's prior review and approval, which approval shall not be unreasonably withheld. Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to Houlihan Lokey in connection with the Transaction, will in each instance be subject to Houlihan Lokey's prior review and written approval (which shall not be unreasonably withheld). Other than as set forth above, the Opinion will not be included in, summarized or referred to in any manner in any materials distributed to the public or the securityholders of the Company, or filed with or submitted to any governmental agency, without Houlihan Lokey's express, prior written consent (which shall not be unreasonably withheld). Neither Houlihan Lokey's verbal conclusions nor the Opinion will be used for any purpose other than in connection with the Transaction.

       The Opinion will contain language substantially as follows:

       "This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates."

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -4-


       In connection with the Opinion, Houlihan Lokey shall, subject to the limitations expressed herein or in the Opinion, make such reviews, analyses and inquiries as we deem necessary and appropriate under the circumstances. Among other things, Houlihan Lokey will meet with certain senior management of the Company, visit certain facilities and business offices of the Company, review certain of the Company's historical financial statements, review certain other documents pertaining to the Transaction, review forecasts and projections prepared by Company management and/or the Company's advisors, and review publicly available data about certain companies it deems comparable to the Company and certain transactions it deems relevant.

       3.   Securities Position.  In the course of trading activities of
            -------------------
Houlihan Lokey affiliates, Houlihan Lokey may from time to time have long or short positions in and buy or sell debt or equity securities or options on securities of the Company and other companies that are or may be the subject of the engagement contemplated by this Agreement. To the extent Houlihan Lokey has any such position in the securities of the Company or such other companies as of the date of this Agreement, it has been disclosed to the Company.

       4.   Information.  The Company, each signatory hereto, and all recipients
            -----------
of the Opinion recognize and confirm that in rendering services hereunder, Houlihan Lokey has been, prior to the date hereof, and hereafter will be, using and relying and assuming the accuracy of, without independent verification, data, material and other information (including without limitation, the financial forecasts and projections), with respect to the Company, furnished to Houlihan Lokey by or on behalf of the Company and its agents, counsel, employees and representatives (the "Information"). Houlihan Lokey does not assume responsibility for the accuracy and completeness of the Information, including, but not limited to, any disclosure materials related to the Transaction, and Houlihan Lokey shall not be obligated to conduct any independent study or investigation as to the accuracy or completeness of the Information. The Company represents that the disclosure materials will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading. In addition, the Company represents and warrants that the Information will be true, complete and correct in all material respects. The foregoing shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Houlihan Lokey or any Indemnified Person (as defined elsewhere in this agreement) or any person controlling any of them.

       The Company will furnish to Houlihan Lokey complete copies of all relevant documents with respect to the Transaction filed with or submitted to any regulatory agency prior to the consummation of the Transaction, and all such other data, material and other information as Houlihan Lokey may reasonably request. The Company will furnish to Houlihan Lokey, concurrently with their submission to others, all material drafts of and a copy of the final disclosure materials and financing and other documents related to the Transaction, and will keep

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -5-

Houlihan Lokey apprised of changes in the terms of the Transaction on a timely basis as they are decided upon.

       5.   Fees; Expenses.  The Company will pay Houlihan Lokey a fee of
            --------------
$75,000 for its services in connection with this Agreement, plus reasonable out-of-pocket expenses that may be incurred by Houlihan Lokey in connection herewith. Payment to Houlihan Lokey will be made in the amount of $37,500 upon signing of this Agreement, and the remainder promptly upon receipt of periodic billings. The full fees set forth above shall become due and payable upon Houlihan Lokey's delivery of the Opinion, but Houlihan Lokey will be entitled to full payment on July 31, 1995, even if it has not delivered the Opinion, as long as Houlihan Lokey has notified the Company in writing that it has completed its investigation and review with respect to the Opinion and that it is prepared (subject to its review of final documents) to deliver the Opinion. If for any reason the Transaction is terminated prior to its consummation and Houlihan Lokey is requested to terminate work prior to its having given notification to the Company, as set forth above, then Houlihan Lokey's fee shall be mutually agreed upon by the Company and Houlihan Lokey, but shall not be less than the greater of $37,500, or Houlihan Lokey's total time costs at its normal rates for such projects, plus, in either case, reasonable out-of-pocket expenses. No portion of the fee is contingent upon the consummation of the Transaction or the conclusions reached in the Opinion.

       Out-of-pocket expenses shall include, but not be limited to, reasonable travel, lodging and meal expenses, duplicating charges, long-distance telephone calls, and computer charges that have been or may be incurred by Houlihan Lokey in connection with the Transaction. Houlihan Lokey shall, in addition, be reimbursed for reasonable fees and expenses of its legal counsel in connection with this Agreement and Opinion.

       If Houlihan Lokey is requested to expand its Opinion to cover any areas other than that set forth in Section 2, or beyond the scope listed in said Section, such expanded scope of engagement and the fee to be paid to Houlihan Lokey shall be negotiated and agreed upon prior to Houlihan Lokey's undertaking such expanded engagement.

       6.   Indemnification; Contribution; and Standard of Care. The Company
            ---------------------------------------------------
agrees to provide indemnification to Houlihan Lokey and certain other parties, in accordance with Schedule 1, which is attached hereto and incorporated herein by this reference. In no event, regardless of the legal theory advanced, shall Houlihan Lokey be responsible to any person other than for its gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties. In no event, regardless of the legal theory advanced, shall Houlihan Lokey's aggregate liability to all parties in connection with the Transaction or its services in connection therewith exceed the aggregate fees actually received by Houlihan Lokey hereunder.

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -6-


       7.   Other Services.  If Houlihan Lokey is called upon to render services
            --------------
directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated above (including, but not limited to, producing of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay Houlihan Lokey's then current hourly rates for the persons involved by the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses, and the reasonable legal fees and expenses of Houlihan Lokey's counsel.


       8.   Corporate Obligation.  The obligations of Houlihan Lokey are solely
            --------------------
corporate obligations, and no officer, director, employee, agent, shareholder or controlling person shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement or any person relying on the Opinion.

       9.   Attorney Fees; Choice of Law.  If any party to this Agreement brings
            ----------------------------
an action directly or indirectly based upon this Agreement or the matters contemplated hereby, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to reasonable attorneys' fees and court costs. Any right to trial by jury with respect to any law suit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Houlihan Lokey hereunder is expressly and irrevocably waived. This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of laws principles.

       10.  Other Issues.  This Agreement shall not be assigned by Houlihan
            ------------
Lokey without the Company's prior written consent. By executing this Agreement each signatory acknowledges receipt of a copy of Houlihan Lokey's current brochure (the "Brochure"). Please contact Houlihan Lokey at the address shown above to receive future editions of the Brochure. The signatories hereto also acknowledge that, upon consummation of the Transaction, Houlihan Lokey is authorized at its sole discretion to place the customary "tombstone" advertisement or similar announcement in such form and in such media as it deems appropriate.

       Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Houlihan Lokey hereunder.

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -7-


       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

       This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements or understandings, whether written or oral, and may be modified only by an express writing executed by all parties hereto.

       This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Houlihan Lokey because this Agreement was drafted by Houlihan Lokey, and the parties waive any statute or rule of law to such effect.

       11.  Consent; No Conflict.  Each signatory hereto and each recipient of
            --------------------
the Opinion acknowledges that Houlihan Lokey may be requested to render certain services to other participants in the Transaction in the form of an opinion or advice, and that services rendered in the past or to be rendered by Houlihan Lokey hereunder or in the future do not represent any actual or potential conflict of interest on the part of Houlihan Lokey. If during the course of this Transaction any party hereto in good faith determines that a conflict of interest has arisen herefrom, each signatory hereto hereby waives such conflict of interest. Each signatory hereto consents to Houlihan Lokey's use of any information obtained and to be obtained in the course of the activities contemplated by said other engagement, and to the sharing of any information, obtained or derived pursuant to its services hereunder, with the other participants in the Transaction.

       12.  Survival of Certain Provisions.  The provisions of Section 2
            ------------------------------
entitled "Opinion," Section 5 entitled "Fees; Expenses," Section 6 entitled "Indemnification; Contribution; and Standard of Care," Section 7 entitled "Other Services," Section 8 entitled "Corporate Obliga tion," Section 9 entitled "Attorney Fees; Choice of Law," Section 10 entitled "Other Issues," and this Section shall survive any termination of this Agreement.

Mr. Jeffrey Busse
YES Clothing Co.
June 17, 1995                                                                -8-


       We trust that the foregoing terms and provisions are agreeable to you, and request that you sign and return the enclosed copy of this Agreement to Houlihan Lokey.

Sincerely,

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.



By  /s/ Marjorie L. Bowen
    Marjorie L. Bowen
    Senior Vice President

Enclosures

      The foregoing has been read, understood and approved, and the undersigned agrees to retain Houlihan, Lokey, Howard & Zukin, Inc. upon the foregoing terms.

Dated: June 17, 1995

YES Clothing Co.



By  /s/ Jeffrey Busse
    Jeffrey Busse
    Chief Financial Officer

                                  SCHEDULE 1
                                  ----------

                       INDEMNIFICATION AND CONTRIBUTION
                       --------------------------------

This Schedule 1 is a part of and incorporated into that certain letter agreement (together, the "Agreement"), dated June 17, 1995.

          (a) If Houlihan Lokey or any employee, agent, officer, director, attorney, shareholder or any person who controls Houlihan Lokey (any or all of the foregoing, hereinafter an "Indemnified Person") becomes involved in any capacity in any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of the legal theory or the allegations made in connection therewith, directly or indirectly in connection with, arising out of, based upon, or in any way related to (i) this Agreement; (ii) the services that are the subject of this Agreement; (iii) any document or information, whether verbal or written, referred to herein or supplied to Houlihan Lokey; (iv) the breach of the representations, warranties or covenants by the Company given pursuant hereto; (v) Houlihan Lokey's involvement in the Transaction or any part thereof;
(vi) any filings made by or on behalf of any party with any governmental agency in connection with the Transaction; (vii) the Transaction; or (viii) proceedings by or on behalf of any recipients of the Opinion, the Company will on demand, advance or pay promptly, on behalf of each Indemnified Person, reasonable attorneys' fees and other expenses and disbursements (including, but not limited to, the cost of any investigation and related preparation) as they are incurred by the Indemnified Person, (subject to the provisions of paragraph (c) below). The Company also indemnifies and holds harmless each Indemnified Person against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorneys' fees, disbursements and court costs, and costs of investigation and preparation) ("Losses") to which such Indemnified Person may become subject in connection with any such matter.

          (b) If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Person or insufficient fully to indemnify any such person, then the Company will contribute to the amount paid or payable by such person as a result of any such Losses in such proportion as is appropriate to reflect (i) the relationship between Houlihan Lokey's fee on the one hand and the aggregate value of the Transaction on the other hand or (ii) if the allocation provided by clause (i) is not permitted by applicable law, not only such relative benefit but also the relative fault of the other participants in the Transaction, on the one hand, and Houlihan Lokey and the Indemnified Persons on the other hand, and any other relevant equitable considerations in connection with the matters as to which such Losses relate; provided, however, that in no event shall the amount to be contributed by all Indemnified Persons in the aggregate exceed the amount of the fees actually received by Houlihan Lokey hereunder.

          (c) The Company shall be notified in writing by any Indemnified Person seeking indemnification if any action is commenced against such Indemnified Person, within a reasonable time after such Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify the Company shall not relieve the Company from any liability which it may have hereunder or otherwise, except to the extent that such failure so to notify the Company materially prejudices the rights of the Company. The Company shall assume, at its

Schedule 1
Idemnification and Contribution                                              -2-



own expense, the defense of any suit brought to enforce any such claim, and such defense shall be conducted by counsel chosen by the Company and reasonably satisfactory to the Indemnified Person, (which counsel may be Company counsel); provided, however, that (i) if the Company shall fail to assume or actively and diligently conduct such defense, the Indemnified Person shall have the right to employ such person's own separate counsel in any such action, at the Company's expense, and such counsel shall have the right to have charge of such matters for such person; and (ii) if the defendants in any such action include both an Indemnified Person and the Company and such Indemnified Person shall have been advised in writing by its counsel that there are conflicts between the legal defenses available to such Indemnified Person and those available to the Company, which in the reasonable opinion of such counsel are sufficient to make it inappropriate for the same counsel to represent both the Company and such Indemnified Person, such Indemnified Person shall have the right to employ its own counsel in such action, and in such event the reasonable fees and expenses of such counsel shall be borne by the Company.

          (d) The indemnification obligations hereunder shall not apply to any Losses that are finally judicially determined on the merits to have been material and caused primarily by the gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties on the part of Houlihan Lokey or such Indemnified Person. In the event of such final judicial determination, the Company shall, subject to Houlihan Lokey's rights of contribution, be entitled to recover from the Indemnified Person or Houlihan Lokey the costs and expenses paid on behalf of such Indemnified Person pursuant to this indemnification obligation.

          (e) The Company agrees that it will not settle, compromise or discharge any suit, claim, litigation, threatened litigation or threatened claim arising out of, based upon, or in any way related to the Transaction and to which Houlihan Lokey is or may reasonably be expected to be a party, unless and until the Company has obtained a written agreement, approved by Houlihan Lokey (which shall not be unreasonably withheld) and executed by each party to such proposed settlement, compromise or discharge, releasing Houlihan Lokey and each Indemnified Person from any and all liability. Houlihan Lokey agrees that it will not settle, compromise or discharge any such suit, claim, litigation or threatened claim without the prior written consent of the Company, which will not be unreasonably withheld.

          (f) The Company's obligations under this Section shall be in addition to any liability that the Company or any other person may otherwise have to Houlihan Lokey or any Indemnified Person. The foregoing provisions shall be enforceable by each Indemnified Person and such person's heirs, representatives and successors, and shall survive any termination of this Agreement or the completion of services hereunder.